Exhibit 99.1

Contact Info:
Highlander Consulting Gordon Andrew (609) 987-0200	Linda Scorsone Ryan Beck & Co., Inc. (973)549-4062

FOR IMMEDIATE RELEASE

RYAN BECK & CO. ANNOUNCES 2004 EARNINGS
Record Revenue and Net Income for 2004; Return on Average Equity of 21%

     FLORHAM PARK, NJ – February 2, 2005 — Ryan Beck & Co., Inc. today announced record earnings for the year ending December 31, 2004.

     The Firm’s operating revenues rose to $243.2 million in 2004, a 10% increase from $221.4 million reported in 2003. For the year, net income from continuing operations grew 81%, to a record $17.5 million, from $9.6 million in 2003. Return on average equity from continuing operations increased to 21.9%, up from 16.3% for 2003.

     Virtually all of Ryan Beck’s major business units had strong results for the year ending December 31, 2004. Revenue from Ryan Beck’s Private Client Group increased to $164.4 million from $156.8 million in 2003. Investment banking revenue increased 80% to $44.6 million in 2004, compared to $24.7 million in 2003. The Firm experienced a slight decrease in trading revenue, reporting $16.4 million in 2004 versus $17.9 million in 2003, primarily due to reduced volumes in the fixed income markets.

     Contributing factors to the Firm’s success in 2004 include the following:

•	Ryan Beck’s Financial Institutions Investment Banking Group announced or completed 28 transactions and was ranked the top advisor for bank conversions based on gross proceeds; and was the number four M&A advisor based on deal volume, according to SNL Securities.

•	The Firm’s Private Client Group recruited 43 financial consultants with historical assets totaling more than $938 million; a new office was opened in Cherry Hill, New Jersey and expansion took place in several other branch locations. Total assets in accounts held at the Firm as of December 31, 2004 were approximately $17.8 billion.

•	Middle Market Investment Banking, which covers emerging growth companies, completed 13 transactions / advisory assignments during 2004.

•	The Firm introduced several new products and services to its already robust platform. These included a managed portfolio of Exchange Traded Funds, an FDIC insured money market alternative, a wealth management platform along with three proprietary Unit Investment

Trusts. Developed in concert with the Firm’s research analysts, these UITs had total end of year deposits of more than $148 million.

     In commenting on Ryan Beck’s results, Ben A. Plotkin, Chairman and Chief Executive Officer, stated, “We are pleased to report such strong overall earnings. The stability of our platform and the diversity of our business mix contributed to record revenue and return on average equity. Our performance reflects our commitment to the Firm’s business plan – to continue to diversify and expand our revenue base, invest in our people and create shareholder value through a profitable and stable organization. We look forward to continued growth in 2005.”

About Ryan Beck & Co., Inc.

Founded in 1946, Ryan Beck & Co., Inc. provides financial advice and innovative solutions to individuals, institutions and corporate clients through the activities of approximately 1,100 employees in 39 offices located in 14 states. For individual investors, the firm’s Private Client Group provides a full range of financial services, including investment consulting, retirement plans, insurance and investment advisory services. Institutional clients benefit from the market making, underwriting and distribution activities of the firm’s experienced Capital Markets Group, which encompasses equity and fixed income trading, fixed income products, institutional sales and research. Through its Investment Banking Groups, Ryan Beck provides assistance in the capital formation process and financial advisory services to corporate clients, primarily financial institutions and middle market companies.